SEYFARTH
ATTORNEYS SHAW LLP

55 East Monroe Street
Suite 4200
Chicago, IL 60603-5803
312-346-8000
fax 312-269-8869
www.seyfarth.com

Writer's direct phone
(312) 781-8611

Writer's e-mail
adon@seyfarth.com

April 27, 2006

The Illington Funds
427 Bedford Road
Suite 230
Pleasantville, New York 10570

Re: The Illington Funds, Securities Act Registration No. 333-05208

Dear Ladies and Gentlemen:

We have acted as counsel for The Illington Funds (the "Trust") in connection with the registration under the Securities Act of 1933 (the Act") of an indefinite number of shares of beneficial interest of the series of the Trust designated Illington OPTI-*flex*® Fund and Johnson Illington Tactical Equities Strategy Fund (the "Shares") in registration statement no. 333-05208 on Form N-1A (the "Registration Statement").

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the declaration of trust (the "Trust Agreement"), bylaws of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Funds and the Registration Statements.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares of the Trust in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ SEYFARTH SHAW LLP

Seyfarth Shaw LLP

CH1 11053037.2

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